Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Sales Grew 8% to $2.7 million
in First Quarter Fiscal 2019

•	First quarter gross margin was 47.1%
•	Operating income increased 53% to $32,000; operating margin expanded 40 basis points to 1.2%
•	Achieved net income of $21,000, up 31%
•	Company expects continued profitable growth for full fiscal year 2019

MILTON, N.Y., July 16, 2018 – Sono-Tek Corporation (OTCQX: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for its fiscal 2019 first quarter ended May 31, 2018.

“Our new products and applications continue to be well received in our served markets. We are also benefitting from strong market conditions that supported the 8% increase in net sales to $2.7 million,” commented Dr. Christopher L. Coccio, Chairman and CEO. “Importantly, our investments in research and product development as well as expansion of our marketing and sales effort continue to drive future market opportunities.”

Dr. Coccio added, “With a healthy backlog and robust business pipeline, we expect to achieve stronger sales in the second quarter compared with last year’s second quarter, as well as solid growth in revenue for fiscal year 2019. We also expect with continued growth that we will begin to demonstrate operating leverage and improved margins.”

First Quarter Fiscal 2019 Review

	Three Months Ended May 31,		Change
	2018	2017	$	%
Net Sales	$2,701,000	$2,501,000	200,000	8%
Gross Profit	1,271,000	1,181,000	90,000	8%
Gross Margin	47.1%	47.2%
Operating Income	$32,000	$21,000	11,000	53%
Operating Margin	1.2%	0.8%
Net Income	$21,000	$16,000	5,000	31%
Net Margin	0.8%	0.6%
Basic Earnings Per Share	$0.00	$0.00
Diluted Earnings Per Share	$0.00	$0.00
Weighted Average Shares -Basic	14,988,000	14,961,000
Weighted Average Shares - Diluted	15,089,000	15,057,000

The Company’s net sales growth was driven primarily by demand from the Electronics/Microelectronics and Medical industries, which were up 50% to $1.3 million and 46% to $889,000, respectively. The Company’s strategy of providing paid coating services, in addition to its coating equipment, is showing success, and resulted in several shipments during the first quarter to the Medical and Electronic markets.

Sales in the Alternative Energy market decreased 66% to $173,000 due to customer delivery schedules. However, based upon the Company’s current backlog and forecast, it believes this market will show a significant increase for the remainder of the fiscal year.

From a product sales perspective, OEM Systems were up 40%, or $175,000, to $607,000 in the quarter as the Company continued to successfully provide subsystems and components, including the custom-designed Align system, to OEMs. Sales of Fluxing Systems increased $134,000 to $734,000 due to the success of the introduction of a newly developed camera recognition system, InSight, which automatically identifies different PCBs and changes the process recipes. These increases more than offset the decline in sales of Integrated Coating Systems, which reflected the fluctuation of demand in Alternative Energy, primarily in fuel cells.

See the accompanying tables at the end of this release for a breakout of sales by Market and Product.

In the first quarter of fiscal 2019, approximately 63% of sales originated outside of the United States and Canada compared with 67% in the prior-year period. As expected, the geographic shift reflects higher sales to the U.S. medical market, supported by strong economic growth in the U.S.

The change in product mix and higher direct labor and service department costs partially offset the benefit of higher volume resulting in a relatively consistent gross margin.

Operating income and margin increased as higher gross profit more than offset the 7% increase in operating expenses.

Higher interest and dividend income and realized gains on marketable securities aided net income growth to $21,000.

Balance Sheet and Cash Flow Overview

Cash and cash equivalents and short-term investments at quarter-end were $5.9 million, down from $6.4 million at the end of fiscal 2018. The decline was the result of the timing of working capital requirements primarily due to an increase in receivables and a decrease in accounts payable and accrued expenses.

The Company initiated the first phase of its CNC machining upgrade with capital expenditures increasing to $102,000 from $40,000 in the prior-year period. Sono-Tek anticipates total capital expenditures to be approximately $0.4 million to $0.6 million in fiscal 2019.

At May 31, 2018, the Company had total debt of $988,000, down $39,000 since fiscal 2018 year-end. Sono-Tek has a revolving credit line of $750,000 and a $250,000 equipment purchase facility, both of which had no outstanding borrowings at quarter-end.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop microscopic coating technologies that enable better outcomes for its customers’ products and processes.

For further information, visit www.sono-tek.com.

Safe Harbor Statement
This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products and paid coating services; adequacy of financing; capacity additions; the ability to enforce patents; maintenance of operating leverage; continued reduction in inventory requirements; maintenance of order backlog; consummation of order proposals; continued sales growth in the medical and alternative energy markets; and the ability to achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

For more information, contact:

Stephen J. Bagley	Deborah K. Pawlowski
Chief Financial Officer	Investor Relations
Sono-Tek Corporation	(716) 843-3908
info@sono-tek.com	dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended May 31,
	2018	2017
Net Sales	$2,700,860	$2,500,734
Cost of Goods Sold	1,429,663	1,320,217
Gross Profit	1,271,197	1,180,517

Operating Expenses
Research and product development costs	333,866	309,251
Marketing and selling expenses	629,788	587,798
General and administrative costs	275,392	262,389
Total Operating Expenses	1,239,046	1,159,438

Operating Income	32,151	21,079

Interest Expense	(10,614)	(12,213)
Interest and Dividend Income	34,606	17,143
Realized gain on sale of marketable securities	29,392	—
Net unrealized loss on marketable securities	(49,061)	—
Other (expense) income	2,520	(1,658)

Income Before Income Taxes	38,994	24,351
Income Tax Expense	17,564	8,482

Net Income	$21,430	$15,869

Other Comprehensive income
Net unrealized gain on marketable securities	—	27,035
Comprehensive Income	—	$42,904

Basic Earnings Per Share	$0.00	$0.00
Diluted Earnings Per Share	$0.00	$0.00
Weighted Average Shares - Basic	14,987,613	14,961,076
Weighted Average Shares - Diluted	15,088,512	15,057,495

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	May 31, 2018	February 28,
	(Unaudited)	2018
ASSETS
Current Assets:
Cash and cash equivalents	$1,541,752	$2,016,464
Marketable securities	4,316,746	4,405,900
Accounts receivable (less allowance of $46,000)	973,282	774,778
Inventories, net	1,425,455	1,354,083
Prepaid expenses and other current assets	134,633	139,406
Total current assets	8,391,868	8,690,631

Land	250,000	250,000
Buildings, net	1,788,921	1,807,339
Equipment, furnishings and building improvements, net	543,345	498,401
Intangible assets, net	130,791	136,576
Deferred tax asset	396,387	396,387

TOTAL ASSETS	$11,501,312	$11,779,334

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$582,982	$652,863
Accrued expenses	672,940	893,192
Customer deposits	346,993	344,098
Current portion of long term debt	157,726	156,119
Income taxes payable	102,185	84,621
Total current liabilities	1,862,826	2,130,893

Deferred tax liability	385,384	385,384
Long term debt, less current maturities	830,247	870,532
Total liabilities	3,078,457	3,386,809

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 14,989,003 and 14,986,367 shares issued and outstanding, respectively	149,890	149,864
Additional paid-in capital	8,910,045	8,901,171
Accumulated deficit	(637,080)	(760,115)
Accumulated other comprehensive income	—	101,605
Total stockholders’ equity	8,422,855	8,392,525

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,501,312	$11,779,334

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended May 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$21,430	$15,869
Adjustments to reconcile net income to net cash
(used in) provided by operating activities:
Depreciation and amortization	80,893	101,808
Stock based compensation expense	8,900	10,469
Inventory reserve	18,000	27,000
Unrealized loss on marketable securities	49,061	—
Decrease (Increase) in:
Accounts receivable	(198,504)	(136,070)
Inventories	(89,372)	63
Prepaid expenses and other current assets	4,773	36,720
(Decrease) Increase in:
Accounts payable and accrued expenses	(290,133)	21,486
Customer Deposits	2,895	268,176
Income taxes payable	17,564	12,563
Net Cash (Used In) Provided by Operating Activities	(374,493)	358,084

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and furnishings	(101,634)	(39,704)
Sale (Purchase) of marketable securities	40,093	(537,265)
Net Cash (Used In) Investing Activities	(61,541)	(576,969)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of notes payable and loans	(38,678)	(37,135)
Net Cash (Used In) Financing Activities	(38,678)	(37,135)

NET (DECREASE) IN CASH AND CASH EQUIVALENTS	(474,712)	(256,020)

CASH AND CASH EQUIVALENTS
Beginning of period	2,016,464	2,557,223
End of period	$1,541,752	$2,301,203

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid	$10,614	$12,213
Taxes Paid	$—	$—

SONO-TEK CORPORATION

ADDITIONAL INFORMATION – MARKET AND PRODUCT SALES

(Unaudited)

Market Sales:

	Three Months Ended May 31,				Change
	2018	% of total	2017	% of total	$	%
Electronics/Microelectronics	$1,328,000	49%	$884,000	35%	444,000	50%
Medical	889,000	33%	608,000	24%	281,000	46%
Alternative Energy	173,000	6%	507,000	20%	(334,000)	(66%)
Emerging R&D and Other	192,000	7%	180,000	7%	12,000	7%
Industrial	119,000	4%	322,000	13%	(203,000)	(63%)
TOTAL	$2,701,000		$2,501,000		$200,000	8%

Product Sales:

	Three Months Ended May 31,				Change
	2018	% of total	2017	% of total	$	%
Fluxing Systems	$734,000	27%	$600,000	24%	134,000	22%
Integrated Coating Systems	337,000	12%	583,000	23%	(246,000)	(42%)
Multi-Axis Coating Systems	857,000	32%	755,000	30%	102,000	14%
OEM Systems	607,000	22%	432,000	17%	175,000	40%
Other	166,000	6%	131,000	5%	35,000	27%
TOTAL	$2,701,000		$2,501,000		$200,000	8%